EXHIBIT 10.1

AMENDMENT NO. 9 TO APOGEE ENTERPRISES, INC.

PARTNERSHIP PLAN

This Amendment to the Apogee Enterprises, Inc. Partnership Plan (as amended to date, the “Plan”) is made and entered as of October 19, 2005. All terms used in this Amendment shall have the same meaning as in the Plan.

The Plan is amended as set forth below.

1. Section 6.08 of the Plan is amended in its entirety to read as follows:

6.08. Shares Subject to Plan. Apogee hereby authorizes Two Million Twenty Thousand (2,020,000) shares of Common Stock to be issued or purchased and designated as Pool A Common Stock pursuant to this Plan. Any Pool A shares that are returned to Apogee by Disqualification may be added to the number of shares available under the Plan for the purpose of funding Pool A.

2. Section 7.12 of the Plan is amended in its entirety to read as follows:

7.12. Shares Subject to Plan. Apogee hereby authorizes One Million Three Hundred Eighty Thousand (1,380,000) shares of Common Stock to be issued or purchased and designated as Pool B Restricted Stock pursuant to the Plan. Any Restricted Stock awarded to Participants that are returned to Apogee by forfeiture or disqualification may be added to the number of shares available under the Plan for the purpose of funding Pool B.

Except as specifically amended hereby, the Plan shall continue in full force and effect in accordance with the terms thereof.

The foregoing Amendment No. 9 was approved by the

Compensation Committee of the Board of Directors of

Apogee Enterprises, Inc. in accordance with the terms

of the Plan as of October 19, 2005:

APOGEE ENTERPRISES, INC.

By:	/S/ Michael E. Shannon
Chairman, Compensation Committee